UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2015

Del Taco Restaurants, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36197	46-3340980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25521 Commercentre Drive

Lake Forest, CA 92630

(Address of Principal executive offices, including Zip Code)

(949) 462-9300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 4, 2015, Del Taco Restaurants, Inc. (the “Company”) refinanced its existing senior credit facility, with Sagittarius Restaurants LLC (as the “Borrower”) and Del Taco Holdings, Inc. (as “Holdings”), wholly owned subsidiaries of the Company, and other parties thereto entering into a Credit Agreement (the “Credit Agreement”), with Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer and other lender parties thereto. The Credit Agreement, which matures on August 4, 2020, provides for a $250 million revolving credit facility (the “Revolving Credit Facility). The Borrower utilized $164 million of proceeds from the new Credit Agreement to refinance in whole its existing senior secured debt and pay costs associated with the refinancing. The Credit Agreement replaces the Company’s existing credit facility. See Item 1.02 of this Current Report on Form 8-K.

At the Borrower’s option, loans under the Revolving Credit Facility may bear interest at a base rate or LIBOR, plus a margin determined in accordance with a consolidated total lease adjusted leverage ratio-based pricing grid. The base rate is calculated as the highest of (a) the Federal Funds Rate plus  1⁄2 of 1%, (b) the prime rate of Bank of America, and (c) LIBOR plus 1.00%. For LIBOR loans, the margin is in the range of 1.50% to 2.50%, and for base rate loans the margin is in the range of 0.50% and 1.50%. The margin is initially set at 2.00% for LIBOR loans and at 1.00% for base rate loans until delivery of financial statements and a compliance certificate for the first full fiscal quarter ending after the closing date of the Credit Agreement.

The Credit Agreement contains restrictive covenants that, among others, limit the ability of the Company’s subsidiaries to (i) pay dividends and make distributions to the Company and repurchase stock, (ii) engage in transactions with affiliates, (iii) create liens, (iv) incur indebtedness not under the Credit Agreement, (iv) engage in sale-leaseback transactions, (v) make investments and (vi) sell or dispose of all or substantially all of their assets and engage in specified mergers or consolidations. The restrictive covenants in the Credit Agreement are subject to a number of qualifications and exceptions.

The Credit Agreement contains certain financial covenants, including the maintenance of a consolidated total lease adjusted leverage ratio and a consolidated fixed charge coverage ratio.

The Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference, and the description of the Credit Agreement contained herein is qualified in its entirety by the terms of the Credit Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement, the Company used a portion of the proceeds of the loans under the Credit Agreement to pay all outstanding principal, interest and other amounts owing under its existing credit facility and terminated that facility. The terminated facility, which the Company entered into in April 2013, and subsequently amended in April 2014 and March 2015, totaled $267.1 million consisting of an initial $227.1 million term loan and $40 million revolver with maturity date of October 1, 2018 and April 1, 2018, respectively. At the time of termination, a $162.5 million term loan balance was outstanding and $17.6 million of revolver capacity was utilized to support outstanding letters of credit under this facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in response to this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

Exhibit 10.1	Credit Agreement, dated as of August 4, 2015, among Sagittarius Restaurants LLC, as Borrower, Del Taco Holdings, Inc., as Holdings, certain other subsidiaries of Holdings party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TACO RESTAURANTS, INC.

By:	/s/ Steven L. Brake
Name:	Steven L. Brake
Title:	Executive Vice President and Chief Financial Officer

Date: August 7, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

Exhibit 10.1	Credit Agreement, dated as of August 4, 2015, among Sagittarius Restaurants LLC, as Borrower, Del Taco Holdings, Inc., as Holdings, certain other subsidiaries of Holdings party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.